  Exhibit 2.1

SECOND AMENDMENT TO

AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 19, 2021, is by and among Big Rock Partners Acquisition Corp., a Delaware corporation (“BRPA”), NeuroRx, Inc., a Delaware corporation (the “Company”), and Big Rock Merger Corp., a Delaware corporation and wholly owned Subsidiary of BRPA (“Merger Sub”). Each of BRPA, Merger Sub, and the Company, are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

WHEREAS, the Parties entered into an Agreement and Plan of Merger, dated as of December 13, 2020 (as amended on January 27, 2021 and as may be further amended from time to time, the “Original Agreement”), which, among other things, provides that the Original Agreement may be terminated by written notice from BRPA or the Company if the transactions contemplated thereby have not been completed by April 23, 2021 (the “Outside Date”); and

WHEREAS, the Parties desire to extend the Outside Date from April 23, 2021 to May 24, 2021.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Amendment to Original Agreement. Section 7.1(b) of the Original Agreement is hereby amended as follows: the text “April 23, 2021” in Section 7.1(b) of the Original Agreement is hereby deleted and the text “May 24, 2021” is inserted therefor.

2. Miscellaneous.

(a)           Interpretation. Capitalized terms not defined herein shall have the meaning ascribed to them in the Original Agreement. On and after the date hereof, each reference in the Original Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Original Agreement shall mean and be a reference to the Original Agreement as amended by this Amendment.

(b)           No Further Amendments. The Original Agreement shall remain in full force and effect except as expressly amended by this Amendment. Upon the execution and delivery hereof, the Original Agreement shall be deemed to be amended as fully and with the same effect as if the amendments made hereby were originally set forth in the Original Agreement, and this Amendment and the Original Agreement shall henceforth be read, taken and construed as one and the same instrument. Article VIII of the Original Agreement is incorporated herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first written above.

BIG ROCK PARTNERS ACQUISITION CORP.

By:	/s/ Richard Ackerman
	Name:	Richard Ackerman
	Title:	Chief Executive Officer

NEURORX, INC.

By:	/s/ Jonathan Javitt
	Name:	Jonathan Javitt
	Title:	Chief Executive Officer

BIG ROCK MERGER CORP.

By:	/s/ Richard Ackerman
	Name:	Richard Ackerman
	Title:	Chief Executive Officer